Exhibit 10.1

BURNHAM HILL PARTNERS
A DIVISION OF PALI CAPITAL INC.

570 LEXINGTON AVENUE	TEL 212-980-2200
NEW YORK, NEW YORK 10022	FAX 212-980-9466

December 18, 2006

Mr. Jason Brown
Chief Executive Officer
Organic Holding Company, Inc.
Doing business as “Organic To Go”
601 Union Street, Suite 3700
Seattle, WA 98101

Dear Jason,

This letter Agreement (the “Agreement”) confirms the engagement of Burnham Hill Partners, a division of Pali Capital, Inc. (“BHP”) by Organic Holding Company, Inc. d/b/a Organic To Go (the “Company”) to act as its placement agent in connection with capital raising through a series of transactions exempt from registration under the Securities Act of 1933, as amended, and in compliance with the applicable securities laws and regulations. The parties presently expect to conduct the sale of convertible promissory notes and warrants to investors for a total investment of $5.6 million (the “Private Placement”), followed by a sale of equity securities for $4.0 million (subject to a $2.0 million over-allotment at the Company’s discretion) and a related reverse merger with a company (“PubCo”) whose shares are publicly traded (collectively, the “Reverse Merger”). The sale of securities in the Reverse Merger is expected to reflect the following terms: (1) a $24 million pre-money valuation for the Company for the $4.0 million raised in the Reverse Merger, and the stockholders of Pubco owning 5% of PubCo determined on a fully-diluted basis immediately after the Reverse Merger (determined without taking into account outstanding warrants held by BHP and any other placement agents on the effective date of the Reverse Merger), (2) each investor will purchase (i) shares of PubCo Common Stock and (ii) warrants to purchase PubCo Common Stock (using 20% warrant coverage) (the “Reverse Merger Warrants”), with an exercise price equal to 200% of the per share price paid by investors for equity securities in the Reverse Merger. Other than the exercise price, the warrants will be of like-kind to those warrants issued in the promissory note financing.

In connection with BHP’s engagement hereunder, the Company shall compensate BHP as set forth below:

(a)                    Upon and subject to the final closing of the Private Placement resulting in Gross Proceeds (as defined below) of not less than $5.6million, the Company shall upon the Closing by wire transfer (see wire instructions attached) (1) pay BHP a closing fee with respect to securities issued before the date of this Agreement as described on Attachment A, and (2) issue BHP warrants as described on Attachment A having terms described in paragraph (c) below.

(b)                   Upon and subject to the final closing of the Private Placement resulting in Gross Proceeds of not less than $5.6 million, the Company shall pay BHP a closing fee equal to 10.0% of the Gross Proceeds from the Private Placement received after the date of this Agreement, and upon and subject to the closing of the Reverse Merger a closing fee equal to 10.0% of the Gross Proceeds from the Reverse Merger (collectively, the “Closing Fee”), provided that if sub-placement agents are used at BHP’s discretion in connection with the Private Placement and/or the Reverse Merger (which is expected), the total closing lees payable to Burnham shall be reduced by the fees paid to the sub-placement agents (which shall not exceed 7.0% of the Gross Proceeds).

For purposes hereof, the term “Gross Proceeds” shall mean the aggregate proceeds received by the Company from the sale of securities at each closing of the Private Placement or the Reverse Merger, and in determining whether $5.6 million in Gross Proceeds have been received in the Private Placement, $1.45 million in proceeds from the Company’s previous bridge financing shall be included.

(c)                    Upon and subject to the final closing of the Private Placement resulting in Gross Proceeds of not less than $5.6 million, the Company shall (i) issue BHP or its assigns (subject to compliance with applicable securities laws in the event of an assignment) warrants for a nominal price to purchase such number of shares of the Common Stock of the Company equal to 10.0% of the aggregate number of shares of Common Stock purchased or ultimately received by Investors after the date of this Agreement in the Private Placement (but determined without taking into account shares issued in connection with the conversion of $1.45 million in previously issued convertible promissory notes into the Private Placement), which warrants shall be exercisable for five (5) years from the date of such closing, at an exercise price equal to 110% of the price paid by Investors in the Private Placement, provided that if sub-agents are used at BHP’s discretion in connection with the Private Placement, the warrants issued to BHP shall be reduced by the warrants issued to the sub-agents (which shall be issued in compliance with applicable securities laws). The terms of the warrants shall be set forth in warrant agreements in form and substance satisfactory to BHP and the Company, shall be non-redeemable, provide for cashless exercise, and shall otherwise contain terms substantially identical to those applicable to the Securities issued to Investors in the Private Placement, including, without limitation, anti-dilution provisions and registration rights.

(d)                   Upon and subject to the final closing of the Reverse Merger, the Company shall (i) issue BHP or its assigns (subject to compliance with applicable securities laws in the event of an assignment) warrants for a nominal price to purchase such number of shares of the Common Stock of the Company equal to 10.0% of the aggregate number of shares of Common Stock purchased or ultimately received by Investors after the date of this Agreement in the Reverse Merger (but determined without taking into account (i) the Reverse Merger Warrants and (ii) the shares issuable upon exercise of the Reverse Merger Warrants), which warrants shall be exercisable for five (5) years from the date of such closing, at an exercise price equal to 110% of the price paid by Investors in the Reverse Merger, provided that if sub-agents are used at BHP’s discretion in connection with the Reverse Merger, the warrants issued to BHP shall be reduced by the warrants issued to the sub-agents (which shall be issued in compliance with applicable securities laws). The terms of the warrants shall be set forth in warrant agreements in form and substance satisfactory to BHP and the Company, shall be non-redeemable, provide for cashless exercise, and shall otherwise contain terms substantially identical to those applicable to the Securities issued to Investors in the Reverse Merger, including, without limitation, anti-dilution provisions and registration rights.

BHP shall not have any right to advise or participate in any sale of the assets or securities of the Company or any successor in interest, or any merger of the Company or any successor in interest except in connection with the Reverse Merger as described above.

In addition to the above, the Company agrees to reimburse BHP or its personnel for reasonable out-of-pocket expenses (which amount shall not exceed $10,000 without the prior approval of the Company) incurred in connection with this Agreement. All fees and expenses hereunder are payable in cash and shall be a condition to closing of any financing.

It is the intention of the parties under this Agreement that by December 31, 2006, the Company shall have entered into an agreement to effect the Reverse Merger.

If at least $4.0 million is not received from investors and deposited into the escrow in connection with the Reverse Merger by January 31, 2007, then by February 5, 2007, BHP, its designees or assigns at its option shall either (a) invest in the Reverse Merger so that Gross Proceeds from the Reverse Merger are at least $4,000,000, or (b) lend, or cause Cipher Capital Partners, LLC or its affiliates or designees to lend, the Company $800,000 on the same terms as the Company’s outstanding Convertible Promissory Bridge Notes, except that no warrants shall be issued to such lender or BHP in connection with such loan (but the cash fee shall be payable to BHP in connection with such loan). (This paragraph shall be referred to as the “Funding Plan” paragraph).

In connection with this Agreement, the Company has furnished BHP with all information concerning the Company which BHP reasonably deems appropriate and has and will provide BHP with access to its officers, directors, employees, accountants, counsel and other representatives (collectively, the “Representatives”), it being understood that BHP will rely solely upon such information supplied by the Company and its Representatives without assuming any responsibility for the independent investigation or verification thereof. All non-public information concerning the Company that is given to BHP will be used solely in the course of the performance of our services hereunder and will be treated confidentially by us for so long as it remains non-public. Except as otherwise required by law, BHP will not disclose any information to any third party without the consent of the Company. If we are requested to render an opinion from a financial point of view regarding any aspect of this Agreement, the nature, scope and fees

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associated with our analysis as well as the form and substance of our opinion shall be such as we deem appropriate and will be covered under a separate letter agreement.

Notice(s) given pursuant to any of the provisions of this Agreement shall be given in writing and shall be sent by overnight courier or personally delivered (a) if to the Company, to the Company’s Chief Executive Officer at the address listed above; and (b) if to BHP, to its offices at 570 Lexington Avenue, 3rd floor, New York, NY 10022, Attention: Jason Adelman, Managing Director for delivery before October 31, 2006 or 590 Madison Avenue, 5th Floor, New York, NY 10022, Attention: Jason Adelman, Managing Director for delivery on or after November 1, 2006.

No advice or opinion rendered by BHP, whether formal or informal, may be disclosed, in whole or in part, or summarized, excerpted from or otherwise referred to without our prior written consent, which may not be unreasonably withheld. In addition, BHP may not be otherwise referred to without its prior written consent. Since BHP will be acting on behalf of the Company in connection with its engagement hereunder, the Company has entered into a separate letter Agreement, dated the date hereof, providing for the indemnification by the Company of BHP and certain related persons and entities.

BHP’s engagement hereunder shall expire on the earlier of (a) May 15, 2007 or (b) the date forty-five (45) days after the Company delivers to BHP a copy of the Company’s audited financial statements for the year ended December 31, 2006 with the signed audit report thereon (the “Expiration Date”), subject to earlier termination as provided in the next sentence. If the conditions of the Funding Plan paragraph above are not met, either party may, upon ten (10) days written notice to the other party, terminate this Agreement, provided however, that in the event of termination, BHP will continue to be entitled to its full fees provided for herein in the event that at any time prior to the Expiration Date, the Company completes a financing or other similar transaction or event consistent with the purpose and intent of this Agreement.

BHP is a division of Pali Capital Inc. This Agreement shall remain in full force and effect as to BHP and the Company, and shall be deemed fully assigned, in the event that BHP becomes an independent entity. In connection with this Agreement, BHP is acting as an independent contractor with duties owing solely to the Company. Our engagement is for the limited purposes set forth under this Agreement, and the rights and obligations of each of BHP and the Company are herein defined. As such, each of BHP and the Company agrees that the other party has no fiduciary duty to it or its stockholders, officers and directors as a result of the engagement described in this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of law principles thereof. This Agreement may not be amended or modified except in writing signed by each of the parries hereto.

This letter and the attached Indemnification Agreement contain the entire Agreement of the parties with respect to the subject matter hereof and supersede and take precedence over all prior Agreements or understandings, whether oral or written with respect to such subject matter. The invalidity or unenforceability of any provision of this letter Agreement shall not affect the validity or enforceability of any other provisions of this Agreement or the Indemnification Agreement, which shall remain in full force and effect.

We are delighted to accept this engagement and look forward to working with you on this assignment. Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate of this Agreement.

Very truly yours,

Burnham Hill Partners

By:	/s/ Illegible
Name:	Illegible
Title:	Managing Director

(signatures continued)

Accepted and agreed to as of the date first written above:

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Organic Holding Company, Inc. d/b/a Organic To Go

By:	/s/ Jason Brown
Name:	Jason Brown
Title:	Chief Executive Officer

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TO:	Burnham Hill Partners	Date: December 18, 2006
A division of Pall Capital Inc.
570 Lexington Avenue
New York, NY 10022

In connection with your engagement pursuant to our letter Agreement of even date herewith (the “Engagement”), we agree to indemnify and hold harmless Burnham Hill Partners, a division of PallCapital Inc. (“BHP”) and its affiliates, the respective directors, officers, partners, agents and employees of BHP and its affiliates, and each other person, if any, controlling BHP or any of its affiliates or successor in interest (collectively, “Indemnified Persons”), from and against, and we agree that no Indemnified Person shall have any liability to us or our owners, parents, affiliates, security holders or creditors for, any losses, claims, damages or liabilities (including actions or proceedings in respect thereof) (collectively “Losses”) (A) related to or arising out of (i) our actions or failures to act (including statements or omissions made, or information provided, by us or our agents) or (ii) actions or failures to act by an Indemnified Person with our consent or in reliance on our actions or failures to act, or (B) otherwise related to or arising out of the Engagement or your performance thereof, except that this clause (B) shall not apply to any Losses that are finally judicially determined to have resulted primarily from your bad faith or gross negligence or breach of the letter Agreement. If such indemnification is for any reason not available or insufficient to hold you harmless, we agree to contribute to the Losses involved in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by us and by you with respect to the Engagement or, if such allocation is judicially determined unavailable, in such proportion as is appropriate to reflect other equitable considerations such as the relative fault of us on the one hand and of you on the other hand; provided, however, that, to the extent permitted by applicable law, the Indemnified Persons shall not be responsible for amounts which in the aggregate are in excess of the amount of all fees actually received by you from us in connection with the Engagement. Relative benefits to us, on the one hand, and you, on the other hand, with respect to the Engagement shall be deemed to be in the same proportion as (i) the total value paid or proposed to be paid or received or proposed to be received by us or our security holders, as the case may be, pursuant to the transaction(s), whether or not consummated, contemplated by the Engagement bears to (ii) all fees paid or proposed to be paid to you by us in connection with the Engagement.

We will reimburse each Indemnified Person for all expenses (including reasonable fees and disbursements of counsel) as they are incurred by such Indemnified Person in connection with investigating, preparing for or defending any action, claim, investigation, inquiry, arbitration or other proceeding (“Action”) referred to above (or enforcing this Agreement or any related engagement Agreement), whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party, and whether or not such Action is initiated or brought by you. We further agree that we will not settle or compromise or consent to the entry of any judgment in any pending or threatened Action in respect of which indemnification may be sought hereunder (whether or not an Indemnified Person is a party therein) unless we have given you reasonable prior written notice thereof and used all reasonable efforts, after consultation with you, to obtain an unconditional release of each Indemnified Person from all liability arising therefrom.

If multiple claims are brought against you in any Action with respect to at least one of which indemnification is permitted under applicable law and provided for under this Agreement, we agree that the judge or arbitrator rendering the judgment, arbitration award or other monetary award shall conclusively determine which claims we must indemnify you for under this Agreement and the amount of our monetary liability for indemnification on account of such claims. In the event that you are called or subpoenaed to give testimony in a court of law, we agree to pay your expenses related thereto and for every day or part thereof that we are required to be there or in preparation thereof. Our obligations hereunder shall be in addition to any rights that any Indemnified Person may have at common law or otherwise. Solely for the purpose of enforcing this Agreement, we hereby consent to personal jurisdiction and to service and venue in any court in which any claim which is subject to this Agreement is brought by or against any Indemnified Person. We acknowledge that in connection with the Engagement you are acting as an independent contractor with duties owing solely to us. YOU HEREBY AGREE, AND WE HEREBY AGREE ON OUR OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF OUR SECURITY HOLDERS, TO WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, COUNTER-CLAIM OR ACTION ARISING OUT OF THE ENGAGEMENT, YOUR PERFORMANCE THEREOF OR THIS AGREEMENT.

The provisions of this Agreement shall apply to the Engagement (including related activities prior to the date hereof) and any modification thereof and shall remain in full force and effect regardless of the completion or termination of the Engagement. This Agreement and any other Agreements relating to the Engagement shall be governed by and construed in accordance with the laws of the state of New York, without regard to conflicts of law principles thereof.

Accepted and Agreed:		Very truly yours,

Burnham Hill Partners		Client:	Organic Holding Company, Inc. d/b/a Organic To Go

By:	/s/ Illegible	By:	/s/ Jason Brown
	Name: Illegible		Name: Jason Brown
	Title : Managing Director		Title: Chief Executive Officer

Attachment A

$5.6M Bridge Loan

$1.6M converted from original bridge

$4M from new note holders

The balance of the	$4,000,000	PERCENTAGE		CASH PAYMENTS		WARRANTS
		Payment to BHP	Payment to Cannaccord Adams	Payment to BHP	Payment to Cannaccord Adams	Payment to BHP	Payment to Cannaccord Adams
1. Vicis Capital	$1,500,000	5%	5%	$75,000	$75,000	$75,000	75,000
2. Rob Ellin	$500,000	5%		$25,000		$25,000	—
3. David Valentine	$100,000	10%		$10,000		$10,000	—
4. David Wilstein	$100,000	10%		$10,000		$10,000	—
5. Jon Emery	$125,000	2%		$2,500		$2,500	—
6. Shaula Massena	$50,000	2%		$1,000		$1,000	—
7. Ted Rouse	$100,000	2%		$2,000		$2,000	—
8. Doug Carroll	$100,000	2%		$2,000		$2,000	—
9. Hass Hassan	$75,000	2%		$1,500		$1,500	—
10. Stuart Rudick	$100,000	2%		$2,000		$2,000	—
11. Jerry Lauderstein	$50,000	2%		$1,000		$1,000	—
TOTAL CURRENT DISTRIBUTION>>				$132,000	$75,000	$132,000	75,000

BURNHAM HILL PARTNERS
A DIVISION OF PALI CAPITAL INC.

Wire Instructions

Bank: Citibank, NA
ABA: 021-000-089
Account: 519-71819
Beneficiary: Pali Capital, Inc. (Burnham Hill Division)
Contact: Hilary Bergman (212) 259-2602